Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Jay Brown, CFO
Fiona McKone, VP — Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES CERTAIN CONTRACTUAL TERMS RELATED TO AT&T AND T-MOBILE USA

March 21, 2011 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced certain contractual terms in light of AT&T’s proposed acquisition of T-Mobile USA. As of December 31, 2010, AT&T and T-Mobile represented 21% and 11%, respectively, of Crown Castle’s consolidated revenues. Further, there are approximately 4,000 Crown Castle towers on which both carriers currently reside. Crown Castle’s revenue from T-Mobile on these 4,000 towers represents approximately 6% of Crown Castle’s consolidated revenues. In addition, there is an average of approximately 12 years and 7 years of current term remaining on all lease agreements with AT&T and T-Mobile, respectively.

As previously disclosed, Crown Castle expects to have during 2011 approximately $460 million of investment capacity, before accessing any external financing, that could be invested in activities related to its core business, including share purchases, acquisitions and new site construction.

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates, and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the availability of funds for investment. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”